Exhibit 99.24(b)(8)(h)

AMENDMENT TO

SHAREHOLDER INFORMATION AGREEMENT

THIS AMENDMENT is made and entered into as of the 1st day of May, 2008, (hereinafter the “Effective Date”) by and between Fidelity Distributors Corporation (hereinafter the “Underwriter”), both individually and on behalf of Variable Insurance Products Fund (hereinafter “Fund I”), Variable Insurance Products Fund II (hereinafter “Fund II”), Variable Insurance Products Fund III (hereinafter “Fund III”), Variable Insurance Products Fund IV (hereinafter “Fund IV”) and Variable Insurance Products Fund V (hereinafter “Fund V”), and Southern Farm Bureau Life Insurance Company, a Mississippi insurance company on behalf of each of its segregated asset accounts  (hereinafter “Company”).

WHEREAS, the Underwriter, individually and on behalf of Fund I, Fund II, Fund III and Fund IV, and the Company entered into a Shareholder Information Agreement dated as of April 16, 2007 (herein the “Shareholder Information Agreement”);

WHEREAS, the Underwriter, individually and on behalf of Fund I, Fund II, Fund III, Fund IV and Fund V desire to make Fund V a party to the Shareholder Information Agreement; and

WHEREAS, the Company has consented to Fund V being made a party to the Shareholder Information Agreement;

NOW THEREFORE, for and in consideration of the mutual promises of the parties and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Underwriter, individually and on behalf of Fund I, Fund II, Fund III, Fund IV and Fund V, and the Company hereby agree as follows:

1.     From and after the Effective Date, reference in the Shareholder Information Agreement, to “Fund” shall be to Fund I, Fund II, Fund III, Fund IV and Fund V.

2.     From and after the Effective Date, Fund V shall be a party to the Shareholder Information Agreement and shall be bound by and subject to all of the terms, conditions and obligations of the Shareholder Information Agreement, as fully as if it had originally been a party to the Shareholder Information Agreement.

3.     Except as hereinabove expressly modified or amended, all of the terms and conditions contained in the Shareholder Information Agreement, are hereby ratified and affirmed and shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the Effective Date.

FIDELITY DISTRIBUTORS CORPORATION
on behalf of itself and
VARIABLE INSURANCE PRODUCTS FUND,
VARIABLE INSURANCE PRODUCTS FUND II,
VARIABLE INSURANCE PRODUCTS FUND III,
VARIABLE INSURANCE PRODUCTS FUND IV and
VARIABLE INSURANCE PRODUCTS FUND V

By:	/s/ Bill Loehning

Name:	Bill Loehning

Title:	Executive Vice President

SOUTHERN FARM BUREAU LIFE INSURANCE
COMPANY

By:	/s/ Joseph A. Purvis

Name:	Joseph A. Purvis

Title:	Senior Vice President, General Counsel, and Secretary